SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Fidelity Aberdeen Street Trust

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FIDELITY ABERDEEN STREET TRUST

SPECIAL MEETING OF SHAREHOLDERS ADJOURNED UNTIL FEBRUARY 24, 2017

YOUR VOTE IS EXTREMELY IMPORTANT

NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE

Dear Shareholder:

Please be aware that Fidelity Aberdeen Street Trust has adjourned the Special Meeting of Shareholders until February 24, 2017 at 8:30 a.m. Eastern Time (ET).

We have adjourned the special meeting of shareholders because we have not received the required number of votes to approve a new pricing structure for the Freedom Funds that will reduce the overall expenses that Freedom Fund shareholders pay and provide for less fluctuation in fund expenses, as described in the proxy statement. You may think your vote is not important, but the only way to pass the proposal to approve new management contracts that will REDUCE EXPENSES of each Freedom Fund (relative to each fund’s expenses as of March 31, 2016) is to vote your shares.

As a shareholder, you have the right to consider each proposal and vote your shares. Please take a few minutes sign, date and mail your proxy card or vote via the internet or over the phone via touch tone voting.

If you have already voted, thank you for your response. If you have further questions or want to vote over the phone, please see the contact information located in the table below for each fund and class, as applicable. Thank you.

Contact Information for each Fund and Class (as applicable)
Fund or Class	Contact Information
Retail funds and/or classes	1-800-544-8544
Advisor classes	1-877-208-0098
Fidelity Freedom K® Funds	1-800-835-5092

*D.F. King & Co., Inc. has been engaged by Fidelity Investments as a paid solicitor. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify certain personal information for identification verification (e.g., name and address).

Sincerely,

Abigail P. Johnson

Chairman

ABDN16-ADJ4-0117

1.9881257.100